UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 17, 2007
Polypore International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-32266	43-2049334
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

11430 North Community House Road, Suite 350, Charlotte, NC	28277
(Address of principal executive offices)	(Zip code)
(704) 587-8409
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On August 17, 2007, the German government enacted the 2008 Tax Reform Act (the “Act”) legislation. Polypore International, Inc. (the “Company”) is still analyzing the impact of this Act, but expects to realize a one-time tax benefit as a result of the Act in its third quarter ended September 29, 2007.
This comprehensive German tax reform legislation reduces corporate tax rates for 2008 and beyond and also fundamentally changes the calculation of taxable income in Germany. While the corporate income tax and trade tax regime within Germany remain, the Act reduces the maximum corporate income tax rate from 25% to 15% and the maximum trade tax rate from approximately 18% to 15.2%. Additional provisions of the legislation include the disallowance of deductions of the trade tax and certain interest expense from taxable income.
Since the Act was enacted on August 17, 2007, the Company will recognize an income tax benefit in the third quarter ended September 29, 2007 for this discrete event. As a result of the Act, the Company’s German deferred tax liabilities existing as of January 1, 2008 will reverse in future years at a lower effective tax rate. As of the date of enactment, the Company believes the reduction of its net deferred tax liability to reflect the lower future tax rates will result in a one-time income tax benefit of approximately $6.5 million in the third quarter ended September 29, 2007, although the impact could vary depending on a number of factors, including actual income generated in Germany during the third quarter and changes in the dollar/euro exchange rate.
As disclosed in the Company’s second quarter Form 10-Q filed with the SEC on August 13, 2007, income taxes in the third quarter will also be impacted by the refinancing of the Company’s senior secured credit facility and the purchase of its 10.50% senior discount notes in July 2007. In connection with these transactions, the Company will write-off loan acquisition costs of $10.9 million and recognize tender and redemption premiums of $29.5 million. In the third quarter, these transactions related expenses of $40.4 million will be tax affected at the blended U.S. Federal and applicable state income tax rate of approximately 37.0%, which will increase the Company’s overall effective tax rate in the third quarter of 2007.
This report contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Polypore International, Inc.

	By:	/s/ Lynn Amos
	Name: Title:	Lynn Amos Chief Financial Officer
Date: August 23, 2007